Exhibit (a)(1)(C)

COMVERSE TECHNOLOGY, INC.

Offer to Purchase For Cash Any and All of the Outstanding:

New Zero Yield Puttable Securities (ZYPSSM) due May 15, 2023 (“ZYPS”)

(CUSIP No. 205862AM7*) (ISIN No. US205862AM71*)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, MAY 15, 2009, UNLESS THE OFFER IS EXTENDED BY COMVERSE TECHNOLOGY, INC. IN ITS SOLE DISCRETION OR PURSUANT TO A REQUIREMENT OF APPLICABLE LAW, OR TERMINATED BY COMVERSE TECHNOLOGY, INC. PURSUANT TO A REQUIREMENT OF APPLICABLE LAW (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, REFERRED TO AS THE “EXPIRATION TIME”). COMVERSE TECHNOLOGY, INC. MAY EXTEND THE OFFER PERIOD, SUBJECT TO THE REQUIREMENTS DESCRIBED HEREIN. HOLDERS MUST TENDER THEIR SECURITIES IN THE MANNER DESCRIBED BELOW ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. SECURITIES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

April 17, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

In connection with the offer by Comverse Technology, Inc., a New York corporation (“Comverse”), to purchase for cash any and all of its outstanding New Zero Yield Puttable Securities (ZYPSSM) due May 15, 2023 (the “ZYPS”) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 17, 2009 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), The Bank of New York Mellon Trust Company, N.A. has been appointed as the Depositary by Comverse. The Offer to Purchase is being furnished to you as the holder of the ZYPS.

Comverse is offering to purchase any and all of its outstanding ZYPS. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal which, as each may be amended and supplemented from time to time, together constitute the Offer.

Only ZYPS validly tendered and not properly withdrawn will be purchased. The Offer is not conditioned on any minimum number of ZYPS being tendered. However, the Offer is subject to those conditions described in the Offer to Purchase and the Letter of Transmittal. See “THE OFFER—Conditions of the Offer” in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON FRIDAY, MAY 15, 2009, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

YOU WILL NOT BE ABLE TO TENDER YOUR ZYPS BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE OFFER, YOU MUST TENDER YOUR ZYPS BY THE EXPIRATION TIME.

A tender will be deemed to have been received only when the Depositary receives both (i) either a properly completed and duly executed copy or facsimile of the Letter of Transmittal or a duly completed Agent’s Message through the facilities of DTC at the Depositary’s applicable DTC account and (ii) confirmation of book-entry transfer of the ZYPS into the Depositary’s applicable DTC account in accordance with DTC’s procedures for such transfer.

*	No representation is made as to the accuracy of any CUSIP or ISIN numbers.

For your information and for forwarding to your clients for whom you hold ZYPS registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	A letter that you may send to your clients for whose accounts you hold the ZYPS registered in your name or in the name of your nominee, with an instruction form for obtaining such clients’ instructions with regard to the Offer; and

3.	The Letter of Transmittal for your use and for the information of your clients.

Comverse will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee, other than D.F. King & Co., Inc. (the “Information Agent”) and the Depositary, in connection with the Offer. However, Comverse will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of ZYPS held by you as a nominee or in a fiduciary capacity. Comverse will pay or cause to be paid any transfer taxes applicable to its purchase of the ZYPS except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

None of Comverse (or its management or board of directors), the Information Agent, the Depositary or their respective affiliates makes any recommendation to any holder of any of the ZYPS as to whether to tender any such ZYPS. Comverse has not authorized any person to make any such recommendation. Holders of the ZYPS should carefully evaluate all information in the Offer, consult their own investment and tax advisors, and make their own decisions about whether to tender such ZYPS and, if so, how many ZYPS to tender. Any questions related to the Offer and requests for assistance may be directed to the Information Agent identified on and at its address and telephone number set forth on the back page of the Offer to Purchase.

Additional copies of the enclosed material may be obtained from the Information Agent by calling it at the number set forth on the back page of the Offer to Purchase.

Very truly yours,

D.F. KING & CO., INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF COMVERSE, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Encls.

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